UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2009

VOLCANO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11455 El Camino Real, Suite 460, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

800-228-4728

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2008 Bonuses, 2009 Base Salaries and Stock-Based Awards

On February 3, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Volcano Corporation (the “Company”) approved cash bonuses to be paid to the “named executive officers” (as defined under applicable securities laws) of the Company for performance in the year ended December 31, 2008 and their respective annual base salaries for 2009, effective January 1, 2009. In addition, on February 3, 2009, as part of the Company’s annual equity compensation grant process, the Committee approved the grant of restricted stock unit awards (“RSUs”) and stock options to the Company’s named executive officers under the Company’s 2005 Equity Compensation Plan, as amended (the “Plan”).

The table below sets forth the cash bonuses and base salaries approved for each named executive officer of the Company, as well as the number of RSUs and the number of shares subject to stock options granted to each such named executive officer on February 3, 2009, along with a brief description of the vesting provisions applicable to such RSUs and stock option grants.

Named Executive Officer	Title	2008 Bonus ($)		2009 Base Salary ($)		Number of RSUs(1)	Number of Shares Subject to Stock Options(2)
R. Scott Huennekens	President and Chief Executive Officer	$440,000		$412,000		45,000	80,000
John T. Dahldorf	Chief Financial Officer and Secretary	120,000		273,000		24,500	42,500
Vincent J. Burgess	Group President, Advanced Imaging Systems	90,000		273,000		22,500	35,000
Michel E. Lussier	Managing Director of Volcano Europe	80,000		346,067	(3)	22,500	35,000
Jorge J. Quinoy	Executive Vice President, U.S. Sales	—	(4)	300,000		80,000	30,000
John F. Sheridan	Executive Vice President of Research and Development and Operations	85,000		252,000		22,500	35,000

(1)	25% of the RSUs will vest, if at all, each year on the anniversary of the grant date, subject to the individual’s continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date.

(2)	1/48th of the shares underlying such option shall vest in equal monthly installments over a period of four years commencing on the date of grant, subject to the individual’s continued service through each such date.

(3)	Mr. Lussier’s salary reflects the conversion of his salary from Euros at the applicable exchange rate on February 3, 2009.

(4)	Mr. Quinoy was not eligible to receive a cash bonus for the year ended December 31, 2008; however, Mr. Quinoy earned $80,800 in sales commissions for the year ended December 31, 2008, pursuant to his 2008 Sales Commissions Plan, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on April 21, 2008 and incorporated herein by reference.

The RSUs are evidenced by a Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (together, the “RSU Agreement”), which, together with the Plan, set forth the terms and conditions of the RSUs. The stock options are evidenced by a Stock Option Agreement, which, together with the Plan, set forth the terms and conditions of the stock options. The exercise price of the stock options is $13.69 per share, which is equal to the fair market value of the Company’s common stock on the date of grant, and have a term of seven years.

The foregoing is only a brief description of the material terms of the RSUs and the stock options granted to the named executive officers on February 3, 2009, does not purport to be complete and is qualified in its entirety by reference to the Plan, the forms of RSU Agreement under the Plan and the form of Stock Option Agreement under the Plan. A copy of the Plan was previously filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8, filed with the SEC on August 29, 2007. A copy of the forms of RSU Agreement under the Plan was previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on March 4, 2008, and a copy of the form of Stock Option Agreement under the Plan was previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1/A, as amended, filed with the SEC on May 5, 2006.

Chief Financial Officer Relocation Package

On February 3, 2009, in connection with the anticipated relocation of John T. Dahldorf, the Company’s Chief Financial Officer, to be in closer proximity to the Company’s principal executive offices in San Diego, California, the Committee approved the payment to Mr. Dahldorf of the following potential expenses:

•	closing costs incurred upon the sale of Mr. Dahldorf’s current residence;

•	closing costs incurred upon the purchase of a residence in the San Diego area;

•	moving expenses of household goods;

•	rental expenses for temporary storage of household goods for up to six months;

•	travel expenses for up to three trips for Mr. Dahldorf and his immediate family to identify a potential residence in the San Diego area;

•	rental and related costs for temporary housing in San Diego for up to six months; and

•	transportation costs for Mr. Dahldorf and his immediate family to San Diego.

In addition, in connection with the sale of Mr. Dahldorf’s current residence, the Company agreed to pay to Mr. Dahldorf an amount, not to exceed $122,000, to the extent the sales price of his current residence is below the original purchase price (in addition to payment of the balance of his mortgage to the extent that the sales price of the residence is less than the outstanding mortgage amount). Further, in the event Mr. Dahldorf is unable to sell his residence within six months of the initial listing, the Company would agree to purchase the home from Mr. Dahldorf at his original purchase price.

The Committee further authorized the Company to “gross up” the foregoing payments to the extent Mr. Dahldorf would incur any additional tax liability in connection with such payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcano Corporation

Dated: February 6, 2009	By:	/s/ John T. Dahldorf
John T. Dahldorf Chief Financial Officer